Exhibit 99.2 MBIA Inc. 113 King Street Armonk, NY 10504 www.mpbia.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

MBIA, Media: Willard Hill +1-914-765-3860

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

MBIA ANNOUNCES SUCCESSFUL CLOSING OF ITS $1 BILLION SURPLUS NOTES OFFERING; FITCH REAFFIRMS MBIA’S TRIPLE-A RATINGS WITH A STABLE OUTLOOK

ARMONK, N.Y. – January 16, 2008 – MBIA Inc. (NYSE:MBI) today announced that its subsidiary, MBIA Insurance Corporation (the “Company”), has successfully closed its previously announced private offering of $1 billion Surplus Notes, which the Company has issued as part of its comprehensive plan to strengthen its capital. In connection with the completion of MBIA’s Surplus Notes offering, Fitch Ratings announced today that it has reaffirmed the Company’s Triple-A ratings with a “Stable Rating Outlook.”

“We are very pleased with the completion of our Surplus Notes offering,” said Gary C. Dunton, MBIA Chairman and Chief Executive Officer. “The sale of the Surplus Notes is a key element of our capital plan as is the previously disclosed $500 million equity commitment from Warburg Pincus, which we currently expect to close by the end of January, and their commitment to backstop a $500 million rights offering. We are continuing to implement the capital strengthening plans we have in place. In addition, we are pleased that Fitch has reaffirmed our Triple-A ratings and restored our “Stable Rating Outlook.”

The offering consists of $1 billion principal amount of Surplus Notes due in 2033 at an initial interest rate of 14 percent until January 15, 2013 and thereafter at an interest rate of three-month LIBOR plus 11.26 percent. The Notes are callable at par at the Company’s option on the fifth anniversary of the date of issuance and every fifth anniversary thereafter.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the Surplus Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

This news release may contain forward-looking information relating to the future performance of the Insurance Company. These forward-looking statements are not guarantees of the Insurance Company’s future performance. Actual results may differ materially from these forward-looking statements due to various potential factors. Descriptions of these potential factors can be found in the Company’s SEC filings, which can be accessed by the Company’s Web site, www.mbia.com. The Company undertakes no obligation to publicly correct or update any forward-looking statements even if it later becomes aware that such results are not likely to be achieved.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services and Rating and Investment Information, Inc. MBIA has offices in London, Madrid, Mexico City, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA’s Web site at www.mbia.com.

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